UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 19, 2010

MARCO COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-50557	84-1620092
(State or other jurisdiction Of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

1770 San Marco Road, Marco Island, FL	34145
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (239) 389-5200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership.

On February 19, 2010, Marco Community Bank (the “Bank”), the principal operating subsidiary of Marco Community Bancorp, Inc. (the “Company”) was closed by the Florida Office of Financial Regulation and the Federal Deposit Insurance Corporation (the “FDIC”) was appointed as receiver of the Bank.

As indicated in the FDIC press release dated February 19, 2010, subsequent to the closure, Mutual of Omaha Bank, Omaha, Nebraska (“Mutual of Omaha”), assumed all of the deposits of the Bank, and purchased essentially all of the Bank’s assets in a transaction facilitated by the FDIC.

Beginning on February 20, 2010, the one office of the Bank reopened as a branch of Mutual of Omaha. Customers who have questions about the foregoing matters, or who would like information about the closure of the Bank, may visit the FDIC’s web site at http://www.fdic.gov/bank/individual/failed/marco.html or call the FDIC toll-free at 1.800.822.9247.

The Company’s principal asset is the capital stock that it owns in the Bank, and, as a result of the closure of the Bank, the Company has minimal remaining tangible assets. As the owner of all of the capital stock of the Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of the Bank or its assets by the FDIC. However, at this time, the Company does not believe that any recovery will be realized.

The Company is exploring methods of winding down its operations. Any ultimate distribution of assets will occur in accordance with Florida law, the Company’s Articles of Incorporation and the terms of the Company’s outstanding series of Preferred Stock.

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 21, 2010, James Kauffman, former Chief Executive Officer of the Bank, resigned from the Board of Directors of the Company and from his positions on the Strategic Planning Committees. There are no disagreements between Mr. Kauffman and the Company on any matter relating to the Company’s operations, policies or practices.

Also on February 21, 2020, Laura Witty resigned as Chief Financial Officer of the Company. On February 24, 2010, the Company appointed Timothy L. Truesdell as its Chief Financial Officer. Mr. Truesdell, age 58, is the President of Timothy Truesdell Investments a private investment and consulting firm with offices in Marco Island, Florida. Prior to founding his firm in 2004, Mr. Truesdell was the portfolio manager and executive assistant of the Kamm Family Office in South Bend, Indiana and the director of development research at the University of Notre Dame. Mr. Truesdell is a Knight of Malta, the highest honor awarded for service to the Roman Catholic Church and was invested in the lay/religious organization by the late John Cardinal O’Hara in St. Patrick’s Cathedral in New York in 1992. Mr. Truesdell’s leadership positions have included president of Fernwood Botanical Garden, president of St. Mary’s School Board of Education and chair of the finance, investment and public works committees of the Niles, Michigan City Council to which he was elected. Mr. Truesdell received his BA from the University of Notre Dame in 1974.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marco Community Bancorp, Inc.
(Registrant)
Date: February 24, 2010
/s/ Richard Storm, Jr.
Richard Storm, Jr.
Chairman, Chief Executive Officer & President